Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-265176) on Form S-8 of ProFrac Holding Corp. of our report dated March 22, 2023, with respect to the consolidated financial statements of Flotek Industries, Inc., which report appears in the Form 10-K of ProFrac Holding Corp. dated March 30, 2023.

/s/ KMPG LLP

Houston, Texas

March 30, 2023